Exhibit 99.1

Soligenix Reports Second Quarter 2011 Financial Results and
Reviews Accomplishments

Princeton, NJ – August 12, 2011 – Soligenix, Inc. (OTCBB: SNGX) (Soligenix or the Company), a late-stage biopharmaceutical company, announced today its financial results for the second quarter of 2011.

Soligenix’s revenues for the second quarter of 2011 were approximately $406,000 as compared to $445,000 for the second quarter of 2010. The slight decrease in revenues was primarily a result of completion in April 2011 of the initial year of its FDA Orphan Products grant for the confirmatory Phase 3 clinical trial of orBec® in acute gastrointestinal Graft-versus-Host disease (GI GVHD).

Soligenix’s net loss for the second quarter of 2011 was approximately $1,931,000, or $(0.01) per share, as compared to $1,577,000, or $(0.01) per share for the second quarter of 2010. This higher net loss was related to increased R&D costs in connection with the conduct of the confirmatory Phase 3 clinical trial of orBec® in GI GVHD.

Research and development expenses for the second quarter of 2011 were approximately $1,307,000, as compared to $1,071,000 for the second quarter of 2010. General and administrative expenses for the second quarter of 2011 were approximately $450,000, compared to approximately $545,000 for the second quarter of 2010.

As of June 30, 2011, the Company’s cash position was approximately $4,157,000 with working capital of $3,166,000, which increased on July 28, 2011 when the Company expanded its partnership with Sigma-Tau Pharmaceuticals, Inc. (Sigma-Tau) in Europe and received an up-front payment of $5,000,000.

“The summer of 2011 has been eventful for us,” stated Christopher J. Schaber, PhD, President and Chief Executive Officer of Soligenix. “The expanded partnership with Sigma-Tau into Europe brought $5 million in non-dilutive financing into the Company and also establishes a mechanism to effectively launch and market orBec® in the second major world market.  We also added significant experience to our Board of Directors through the addition of Jerome Zeldis of Celgene and Keith Brownlie formerly of Ernst & Young.  We remain committed to our goal of having orBec® become the first FDA-approved therapy to treat GI GVHD, with our confirmatory Phase 3 clinical trial expected to complete this year.”

Soligenix’s Recent Highlights and Accomplishments:

•
On July 28, 2011, Soligenix announced the expansion of its partnership with Sigma-Tau into the European territory.  As part of the deal, Soligenix received a $5 million upfront payment and a 40% royalty on net sales (inclusive of drug supply by Soligenix) in Europe along with $11 million in potential milestone payments.

•
On June 27, 2011, Soligenix announced the appointment of Jerome Zeldis, MD, PhD, Chief Executive Officer of Celgene Global Health and Chief Medical Officer of Celgene Corporation, and Keith Brownlie, CPA, retired partner with Ernst & Young, to its Board of Directors.

•	On June 2, 2011, Soligenix announced the appointment of Joseph Warusz as Vice President of Administration and Controller.

About Soligenix, Inc.

Soligenix is a late-stage biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. Soligenix’s lead product, orBec® (oral beclomethasone dipropionate), is a potent, locally acting corticosteroid being developed for the treatment of acute gastrointestinal Graft-versus-Host disease (GI GVHD), a common and potentially life-threatening complication of hematopoietic cell transplantation. orBec® is currently the subject of a $1.2 million FDA Orphan Products Grant-supported confirmatory Phase 3 clinical trial for the treatment of acute GI GVHD. Soligenix is also conducting a National Cancer Institute (NCI)-supported Phase 1/2 clinical trial of SGX201 in the prevention of acute radiation enteritis. Additionally, Soligenix has a Lipid Polymer Micelle (LPM™) drug delivery technology for the oral delivery of leuprolide for the treatment of prostate cancer and endometriosis.

Through its Biodefense Division, Soligenix is developing biomedical countermeasures pursuant to the Project BioShield Act of 2004. Soligenix’s lead biodefense product in development is a recombinant subunit vaccine called RiVax™, which is designed to protect against the lethal effects of exposure to ricin toxin. RiVax™ has been shown to be well tolerated and immunogenic in a Phase 1 clinical trial in normal volunteers. RiVax™ is currently the subject of a $9.4 million NIAID grant supporting development of new heat stable vaccines.  Soligenix is also developing SGX202 for the treatment of radiation injury and has recently released positive preliminary preclinical results in a canine gastrointestinal acute radiation syndrome model.

For further information regarding Soligenix, Inc., please visit the Company's website at www.soligenix.com.

This press release contains forward-looking statements that reflect Soligenix, Inc.'s current expectations about its future results, performance, prospects and opportunities. Statements that are not historical facts, such as "anticipates," "believes," "intends," or similar expressions, are forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. Soligenix cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, SGX201, RiVax™, and LPMTM, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its cash expenditures will not exceed projected levels, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the US Government or other countries, that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: the FDA's requirement that Soligenix conduct additional clinical trials to demonstrate the safety and efficacy of orBec® will take a significant amount of time and money to complete and positive results leading to regulatory approval cannot be assumed; Soligenix is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; orBec® may not gain market acceptance if it is eventually approved by the FDA; and others may develop technologies or products superior to orBec®. Factors affecting the development and use of SGX201 and LPMTM are similar to those affecting orBec®. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, Soligenix's reports on Forms 10-Q and 10-K. Unless required by law, Soligenix assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

Evan Myrianthopoulos
Chief Financial Officer
(609) 538-8200 | www.soligenix.com

Soligenix, Inc.
29 Emmons Drive, Suite C-10
Princeton, NJ 08540